EXHIBIT 97.1

GRAIL Policy for Recovery of
Erroneously Awarded Compensation

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EXHIBIT 97.1

Table of Contents

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GRAIL Policy for Recovery of Erroneously Awarded Compensation

1.Overview
GRAIL, Inc.1 (the “Company”) has adopted this Policy for Recovery of Erroneously Awarded Compensation (the “Policy”). Capitalized terms used in this Policy but not otherwise defined herein are defined in Section 3.
2.Scope
2.1Persons Subject to Policy
This Policy shall apply to current and former Officers. Each Officer shall be required to sign an acknowledgment in a form prescribed by the Company pursuant to which such Officer will agree to be bound by the terms of, and comply with, this Policy; however, any Officer’s failure to sign any such acknowledgment shall not negate the application of this Policy to the Officer.
2.2Compensation Subject to Policy
This Policy shall apply to Incentive-Based Compensation received on or after the Effective Date. For purposes of this Policy, the date on which Incentive-Based Compensation is “received” shall be determined under the Applicable Rules, which generally provide that Incentive-Based Compensation is “received” in the Company’s fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive-Based Compensation occurs prior to or after the end of that period.
3.Terms, Acronyms, and Definitions
All terms and definitions are consistent with QA-REF-0002, GRAIL Glossary unless otherwise defined below.

TERM/ACRONYM	DEFINITION
Applicable Rules
Means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed.

Committee	Means the Compensation Committee, which is the committee of the Board responsible for executive compensation decisions comprised solely of independent directors (as determined under the Applicable Rules), or in the absence of such a committee, a majority of the independent directors serving on the Board.
1 This policy shall apply to GRAIL, LLC as long as necessary and as required until the conversion to GRAIL, Inc.

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GRAIL Policy for Recovery of Erroneously Awarded Compensation

Erroneously Awarded Compensation	Means the amount of Incentive-Based Compensation received by a current or former Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such current or former Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules. For Incentive-Based Compensation based on total stockholder return or stock price, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Restatement, Erroneously Awarded Compensation is the Committee’s reasonable estimate of the effect of the Restatement on the total stockholder return or stock price upon which the Incentive-Based Compensation was received, consistent with any documentation of the determination of such reasonable estimate provided by the Company to the applicable listing exchange or association.
Exchange Act	Means the Securities Exchange Act of 1934, as amended.
Financial Reporting Measure	Means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP, IFRS and non-GAAP/IFRS financial measures, as well as stock or share price and total equity holder return.
GAAP	Means United States generally accepted accounting principles.
IFRS	Means international financial reporting standards as adopted by the International Accounting Standards Board.
Impracticable	Means (a) the direct costs or expenses paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company has (i) made reasonable attempts to recover the Erroneously Awarded Compensation, (ii) documented such attempt(s), and (iii) provided such documentation to the relevant listing exchange or association, (b) to the extent permitted by the Applicable Rules, the recovery would violate the Company’s home country laws pursuant to an opinion of home country counsel; provided that the Company has (i) obtained an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such violation, and (ii) provided such opinion to the relevant listing exchange or association, or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
Incentive-Based Compensation	Means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person: (a) after beginning service as an Officer; (b) who served as an Officer at any time during the performance period for that compensation; (c) while the Company has a class of its securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period.
Officer	Means each executive officer of the Company, as defined in Rule 10D-1(d) under the Exchange Act.

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GRAIL Policy for Recovery of Erroneously Awarded Compensation

Restatement	Means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
Three-Year Period	Means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

4.Recovery of Compensation
In the event that the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee has determined that recovery from the relevant Officer would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company. For clarity, the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any Officer’s right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.

5.Manner of Recovery; Limitation on Duplicative Recovery
The Committee shall, in its sole discretion, determine the manner of recovery of any Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company of Incentive-Based Compensation, Erroneously Awarded Compensation or time-vesting equity awards, reimbursement or repayment by any person subject to this Policy of the Erroneously Awarded Compensation, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.

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GRAIL Policy for Recovery of Erroneously Awarded Compensation

6.Administration
This Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board of Directors of the Company (the “Board”) may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and in such event references herein to the “Committee” shall be deemed to be references to the Board. Subject to any permitted review by the applicable national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company and its affiliates, equity holders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules.
7.Interpretation
This Policy will be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith.
8.No Indemnification; No Personal Liability
The Company shall not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. No member of the Committee or the Board shall have any personal liability to any person as a result of actions taken under this Policy and each member of the Committee and the Board will be fully indemnified by the Company to the fullest extent available under applicable law and the Company’s governing documents with respect to any actions taken under this Policy. The foregoing sentence will not limit any other rights to indemnification of the members of the Board under applicable law and the Company’s governing documents.
9.Application; Enforceability
Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (the “Other Recovery Arrangements”). The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company.
10.Severability
The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended

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GRAIL Policy for Recovery of Erroneously Awarded Compensation

in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law or otherwise required by applicable law or regulation.
11.Amendment and Termination
The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.
12.Appendix

APPENDIX NUMBER	APPENDIX TITLE
Appendix 1	Form of Acknowledgment Agreement
13.Revision History

DCC NUMBER	VERSION	DESCRIPTION OF CHANGE	AUTHOR(S)	EFFECTIVE DATE
DCC-004025	1.0	Initial release	Don Lang	29 May 2024

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GRAIL Policy for Recovery of Erroneously Awarded Compensation

14.Appendix 1, Form of Acknowledgment Agreement

FORM OF ACKNOWLEDGMENT AGREEMENT
PERTAINING TO THE GRAIL, INC. POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
In consideration of, and as a condition to, the receipt of future cash and equity incentive compensation from GRAIL, Inc. (the “Company”), _________________ (“Executive”) and the Company are entering into this Acknowledgment Agreement.
1.Executive agrees that compensation received by Executive may be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with (a) the Policy for Recovery of Erroneously Awarded Compensation adopted by the Board of Directors of the Company (as amended from time to time, the “Policy”) and (b) any Other Recovery Arrangements (as defined in the Policy). Executive acknowledges that Executive has received and has had an opportunity to review the Policy and any Other Recovery Arrangements applicable to Executive.
2.Executive acknowledges and agrees to the terms of the Policy and any Other Recovery Arrangements, including that any compensation received by Executive shall be subject to and conditioned upon the provisions of the Policy and any Other Recovery Arrangements applicable to the Executive.
3.Executive further acknowledges and agrees that Executive is not entitled to indemnification in connection with any enforcement of the Policy or any Other Recovery Arrangements applicable to the Executive and expressly waives any rights to such indemnification under the Company’s organizational documents or otherwise.
4.Executive agrees to take all actions requested by the Company in order to enable or facilitate the enforcement of the Policy or any Other Recovery Arrangements applicable to the Executive (including, without limitation, any reduction, cancellation, forfeiture or recoupment of any compensation that Executive has received or to which Executive may become entitled).
5.To the extent any recovery right under the Policy and any Other Recovery Arrangements applicable to the Executive conflicts with any other contractual rights Executive may have with the Company or any affiliate, Executive understands that the terms of the Policy and the Other Recovery Arrangements shall supersede any such contractual rights. Executive agrees that no recovery of compensation under the Policy and the Other Recovery Arrangements will be an event that triggers or contributes to any right of Executive to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any affiliate.

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GRAIL Policy for Recovery of Erroneously Awarded Compensation

EXECUTIVE

(Signature)

(Print Name)

(Title)

(Date)

GRAIL, INC.

(Signature)

(Print Name)

(Title)
(Date)

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